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As filed with the Securities and Exchange Commission on May 8, 2017

Registration No. 333-216074

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to

Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Fairfax Financial Holdings Limited
(Exact name of registrant as specified in its charter)

Not Applicable
(Translation of registrant name into English)

Canada (State or other jurisdiction of incorporation or organization)	6331 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

95 Wellington Street West
Suite 800
Toronto, Ontario Canada
M5J 2N7
1 (416) 367-4941
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, NY 10011
U.S.A.
(212) 894-8700
(Name, address, including zip code, and telephone number, including area code, of agent of service)

Copies to:
Derek Bulas Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario Canada M5J 2N7 1 (416) 367-4941	Jason R. Lehner Scott Petepiece Shearman & Sterling LLP 199 Bay Street Suite 4405 Toronto, Ontario Canada M5L 1E8 1 (416) 360-8484	David Chaikof Thomas Yeo Torys LLP 79 Wellington Street West Suite 3000 Toronto, Ontario Canada M5K 1N2 1 (416) 865-0040	Wesley D. Dupont Theodore Neos Allied World Assurance Company Holdings, AG 199 Water Street 24th Floor New York, New York 10038 1 (646) 794-0500	Steven A. Seidman Sean M. Ewen Willkie Farr & Gallagher LLP 787 7th Avenue New York, New York 10019 1 (212) 728-8000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and all other conditions to consummation of the transaction described in this prospectus have been satisfied or waived.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

        Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

        Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Fairfax's by-laws provide that Fairfax will indemnify a director or officer, a former director or officer or a person who acts or acted at Fairfax's request as a director or officer of a body corporate of which Fairfax is or was a shareholder or creditor, and the heirs and legal representatives of such a person to the extent permitted by law.

        Fairfax purchases and maintains directors' and officers' liability insurance for its directors and officers and the directors and officers of certain of its subsidiaries. This insurance forms a part of a blended insurance program which provides a combined aggregate limit of liability of $215 million, with a deductible to Fairfax of $10 million per loss under the directors' and officers' liability insurance. The approximate annual premium for this directors' and officers' liability insurance is $1,700,000.

        Section 124 of the CBCA and Fairfax's by-laws provide for the indemnification of directors and officers of Fairfax. Under these provisions, Fairfax shall indemnify a director or officer of Fairfax, a former director or officer, and may indemnify an individual who acts or acted at Fairfax's request as a director or officer or in a similar capacity of another entity (collectively, an "Indemnified Person") against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Person in respect of any civil, criminal, administrative, investigative or other proceeding (other than in respect to an action by or on behalf of Fairfax to procure a judgment in its favor) in which the individual is involved because of that association with Fairfax or other entity, if the Indemnified Person fulfills the following two conditions: (a) he or she acted honestly and in good faith with a view to the best interests of Fairfax or in the best interests of such other entity as applicable and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. In respect of an action by or on behalf of Fairfax or such other entity to procure a judgment in its favor, Fairfax, with the approval of a court, may indemnify an Indemnified Person against all costs, charges and expenses reasonably incurred by him or her in connection with such action if he or she fulfills the conditions set out in clauses (a) and (b) of the previous sentence. Notwithstanding the foregoing, an Indemnified Person is entitled to indemnification from Fairfax in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which he or she is made a party by reason of his or her association with Fairfax or such other entity if he or she fulfills the conditions in clauses (a) and (b) of this paragraph and was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

        The foregoing is a description of the provisions of Section 124 of the CBCA and Fairfax's by-laws regarding indemnification of directors and officers of Fairfax and Fairfax's directors' and officers' liability insurance in effect as of the date of this registration statement.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21.    Exhibits and Financial Statement Schedules

        (a)   The following exhibits are filed herewith unless otherwise indicated:

Exhibit Number		Description
2.1	*	Agreement and Plan of Merger, dated December 18, 2016, by and between Fairfax Financial Holdings Limited and Allied World Assurance Company Holdings, AG (attached as Annex A to the prospectus included in this Registration Statement) (schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the Securities and Exchange Commission upon request)
3.1	*	Fairfax's Articles of Incorporation
3.2	*	Fairfax's By-Laws
5.1	*	Opinion of Torys LLP regarding the legality of the securities being registered
8.1	*	Opinion of Shearman & Sterling LLP regarding certain U.S. tax matters
8.2	*	Opinion of Torys LLP, regarding certain Canadian tax matters (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
8.3	*	Opinion of Homburger AG, regarding certain Swiss tax matters
21.1	*	Subsidiaries of Fairfax
23.1	*	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm
23.2	*	Consent of Deloitte & Touche LLP, an independent registered public accounting firm
23.3	*	Consent of Torys LLP for opinion regarding the legality of securities being registered (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
23.4	*	Consent of Shearman & Sterling LLP for opinion regarding certain U.S. tax matters (included in the opinion filed as Exhibit 8.1 to this Registration Statement)
23.5	*	Consent of Torys LLP for opinion regarding certain Canadian tax matters (included in the opinion filed as Exhibit 8.2 to this Registration Statement)
23.6	*	Consent of Homburger AG for opinion regarding certain Swiss tax matters (included in the opinion filed as Exhibit 8.3 to this Registration Statement)
24.1	*	Powers of Attorney (included on the signature page to the Registration Statement on Form F-4 filed on February 15, 2017)
24.2	*	Powers of Attorney (included on the signature page to Amendment No. 2 to the Registration Statement on Form F-4 filed on May 3, 2017)
99.1		Letter of Transmittal
99.2		Notice of Guaranteed Delivery
99.3		Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.4		Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.5	*	Fairness opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated December 18, 2016 (attached as Annex B to the prospectus included in this Registration Statement)
99.6	*	Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated
99.7	*
Form of Company Shareholder Voting Agreement, dated December 18, 2016, among Fairfax Financial Holdings Limited and certain shareholders of Allied World Assurance Company Holdings, AG (attached as Annex C to the prospectus included in this Registration Statement)
99.8	*	Confidentiality Agreement, dated as of October 17, 2016, by and between Allied World and Fairfax

*
Previously filed.

Item 22.    Undertakings

        (a)   In accordance with Item 512 of Regulation S-K, the undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set out in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total US dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set out in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

          (4)   To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering;

          (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (6)   That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (7)   That, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the

  Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (8)   To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to securityholders that is incorporated by reference into the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X under the Exchange Act is not set out in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest interim report that is specifically incorporated by reference into the prospectus to provide such interim financial information.

        (b)   The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (c)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, on May 8, 2017.

Fairfax Financial Holdings Limited
By:	/s/ PAUL RIVETT
	Name:	Paul Rivett
	Title:	President

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature/Name		Title	Date

* V. Prem Watsa		Chairman and Chief Executive Officer (Principal Executive Officer)	May 8, 2017
* David Bonham		Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 8, 2017
* Anthony F. Griffiths		Director	May 8, 2017
* Robert J. Gunn		Director	May 8, 2017
* Alan D. Horn		Director	May 8, 2017
* Karen L. Jurjevich		Director	May 8, 2017
* John R. V. Palmer		Director	May 8, 2017
* Timothy R. Price		Director	May 8, 2017
* Brandon W. Sweitzer		Director	May 8, 2017
* Lauren C. Templeton		Director	May 8, 2017
* Benjamin P. Watsa		Director	May 8, 2017
*By:	/s/ PAUL RIVETT Paul Rivett Attorney-in-fact

 SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned solely in her capacity as the duly authorized representative of Fairfax Financial Holdings Limited in the United States, in Dallas, Texas, on May 8, 2017.

FAIRFAX (US) INC.
By:	/s/ DOROTHY D. WHITAKER
	Name:	Dorothy D. Whitaker
	Title:	Director, VP, Treasurer and Secretary

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers
  Item 21. Exhibits and Financial Statement Schedules
  Item 22. Undertakings
SIGNATURES
SIGNATURES
SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT